EXHIBIT 99.1


                                                           [GRAPHIC]
                                                           news


[GRAPHIC]
FINANCIAL
RELATIONS BOARD



FOR FURTHER INFORMATION:               RE: FTI Consulting, Inc.

AT FTI CONSULTING:        AT FINANCIAL RELATIONS BOARD:

Jack Dunn                 Marilyn Windsor     Lisa Fortuna       Tim Grace
Chairman & CEO            General Inquiries   Analyst Inquiries  Media Inquiries
(410) 224-1483            (702) 515-1260      (312) 640-6779     (312) 640-6667


FOR IMMEDIATE RELEASE
MONDAY, FEBRUARY 9, 2004


                     FTI REVISES EARNINGS GUIDANCE FOR 2004

        Updates Developments in Corporate Finance/Restructuring Practice;
           Provides Preliminary Review of Fourth-Quarter 2003 Results

ANNAPOLIS, MD, February 9, 2004--FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic accounting, economic consulting, and trial services, today updated developments in its Corporate Finance/Restructuring practice, revised its revenue and earnings per share guidance for 2004, and provided a preliminary review of its fourth-quarter 2003 results.

Developments in Corporate Finance/Restructuring Practice
On January 28, 2004, FTI announced the departure of a number of senior professionals in its Corporate Finance/Restructuring practice. Thirteen senior managing directors plus related staff associated with the legacy FTI/Policano & Manzo portion of FTI's Corporate Finance/Restructuring practice are leaving FTI. None of these individuals was subject to an employment agreement; however, approximately 85% of FTI's senior managing directors throughout the company, including all 52 remaining senior managing directors in the company's Corporate Finance/Restructuring practice, have employment agreements with remaining terms that generally range from two to six years, including non-competition periods. Based on the strength of FTI's Corporate Finance/Restructuring practice, one of the largest in the United States, the company believes there is no impairment of the goodwill carried on its books associated with this practice.

Revised Earnings Guidance for 2004
As a result of these developments, FTI has revised its revenue and earnings per share guidance for 2004. FTI now anticipates revenues for 2004 to range from $422.0 million to $452.0 million, and earnings per diluted share to range from $1.27 to $1.40. The company's previously announced guidance was for revenues to range from $475.0 million to $510.0 million, and earnings per diluted share to range from $1.59 to $1.72.


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The revised guidance includes the anticipated effect of certain action plans FTI is implementing to mitigate the impact of lost staff and engagement work. These action plans include new hires, marketing and practice development activities, and potential litigation. The founders and principals of the former Policano & Manzo, Michael Policano and Robert Manzo, are remaining with FTI under one-year employment agreements with an additional year of non-competition agreements. Mr. Policano will continue to spearhead FTI's European restructuring practice, which is developing according to plan. Mr. Manzo will provide advice to the company regarding marketing and strategic and practice development activities, as well as provide assistance to ongoing clients on several major existing cases. Notwithstanding that, due to the clients' desire for continuity, most of the work on currently active engagements serviced directly by the departing senior managing directors can be expected to continue to be performed by them, FTI believes that it still can have a meaningful role in some of these engagements, including the largest ones. In addition, FTI believes its relationships with many of the clients and referral sources associated with these engagements and future engagements of this type will provide opportunities for the company. FTI often has had, and expects to continue to have, multiple opportunities for new assignments from among the many constituencies in a typical restructuring or bankruptcy matter. As conflicts dictate only one role per matter, these multiple opportunities may ameliorate the effect of the departing professionals with respect to future work.

Preliminary Review of Fourth-Quarter 2003 Results
FTI also reported that its preliminary review of the fourth quarter of 2003 indicates that its practices performed substantially as anticipated at the time its fourth-quarter guidance was prepared. Preliminary results for the fourth quarter of 2003, which are subject to audit, are expected to be within the range of its previously announced guidance, including the effect of acquisitions, except for certain "special termination expenses" of $3.1 million, or approximately $0.04 per diluted share, in its restructuring practice that are not related to the unexpected departures of senior professionals and staff described above.


Conference Call
FTI will hold a conference call to discuss its revised 2004 guidance and developments in its Corporate Finance/Restructuring practice in more detail at 11:00 a.m. EST on Monday, February 9, 2004. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company's website, www.fticonsulting.com for 90 days. Other business metrics for 2004, and audited results for the fourth quarter of 2003, are expected to be available at the time of the company's regularly scheduled fourth-quarter earnings call at 11:00 a.m. EST on Thursday, February 19, 2004.

About FTI Consulting
FTI is the premier provider of corporate finance/restructuring, forensic accounting, economic consulting, and trial services. Strategically located in 24 of the major US cities and London, FTI employs over 1,000 professionals consisting of numerous PhDs, MBAs, CPAs, CIRAs and CFEs who are committed to delivering the highest level of service to our clients. These clients include the world's largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

This press release includes "forward-looking" statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company's actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company's filings with the Securities and Exchange Commission.

                FTI is on the Internet at www.fticonsulting.com.